Exhibit 8.2
March 11, 2008
BOE Financial Services of Virginia, Inc.
1325 Tappahannock Boulevard
Tappahannock, Virginia 22560
Ladies and Gentlemen:
     We have acted as counsel to BOE Financial Services of Virginia, Inc., a Virginia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 of Community Bankers Acquisition Corp., a Delaware corporation (“Community Bankers”) filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933 (the “Securities Act”) of a maximum of 7,106,057 shares of Community Banker’s common stock issuable pursuant to the Agreement and Plan of Merger, dated as of December 13, 2007, between Community Bankers and the Company.
     We have participated in the preparation of the discussion set forth in the section entitled “The Merger—Material Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Sincerely,

/s/ LeClairRyan, A Professional Corporation